Exhibit 99.1
Ellington Residential Mortgage REIT Reports Third Quarter 2023 Results
OLD GREENWICH, Connecticut—November 13, 2023
Ellington Residential Mortgage REIT (NYSE: EARN) ("we", "us," or "our") today reported financial results for the quarter ended September 30, 2023.
Highlights
•Net income (loss) of $(11.4) million, or $(0.75) per share.
•Adjusted Distributable Earnings1 of $3.2 million, or $0.21 per share.
•Book value of $7.02 per share as of September 30, 2023, which includes the effects of dividends of $0.24 per share for the quarter.
•Net interest margin2 of 1.24%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 7.33.
•Dividend yield of 17.1% based on the November 10, 2023 closing stock price of $5.61, and monthly dividend of $0.08 per common share declared on November 7, 2023.
•Debt-to-equity ratio of 7.3:1 as of September 30, 2023.
•Net mortgage assets-to-equity ratio of 7.1:14 as of September 30, 2023.
•Cash and cash equivalents of $40.0 million as of September 30, 2023, in addition to other unencumbered assets of $2.7 million.
Third Quarter 2023 Results
“The third quarter was again characterized by sharply rising interest rates and elevated volatility, which drove yield spreads wider in many fixed income markets, including Agency RMBS. Conditions worsened as the quarter progressed, with the market pricing in a ‘higher-for-longer’ interest rate environment and the uncertainty related to a possible government shutdown,” said Laurence Penn, Chief Executive Officer and President.
“Against this backdrop, Agency RMBS, particularly low coupon MBS, significantly underperformed comparable U.S. Treasuries and interest rate swaps during the quarter. Meanwhile, our delta-hedging costs, which are tied to interest rate volatility, remained high. As a result, Ellington Residential experienced a significant net loss for the quarter, with net declines on our specified pools exceeding net gains on our interest rate hedges.
“That said, a significant portion of our losses for the quarter resulted from yield spread widening that we believe is likely recoverable. We also increased our Adjusted Distributable Earnings quarter over quarter, driven by further progress on portfolio turnover to capture higher market yields, while our cost of funds remained relatively stable. We continued to hold a strong liquidity position, with cash and unencumbered assets representing 38% of our total equity at quarter end, and our leverage was roughly unchanged quarter over quarter.
“During the quarter, we began rotating a portion of our capital to the corporate CLO space, which we believe offers compelling investment opportunities, both near-term and long-term. Yield spreads on certain CLO mezzanine debt and equity tranches available in the secondary market are now back to levels we last saw in mid-2020. Additionally, credit fundamentals have remained relatively strong while corporate balance sheet net leverage has remained relatively low, and we believe that dispersion in CLO collateral performance going forward will create ample ongoing trading opportunities in the sector. EARN is well situated to capitalize on these opportunities, as Ellington has extensive CLO expertise and a strong track record investing in CLOs in the secondary market. We are off to a good start, as in the past six weeks EARN has acquired several CLO mezzanine debt and equity tranches where we project ROEs well in excess of 20%.
“Of course, with Agency yield spreads still very wide even after the recent rally, the Agency RMBS investment opportunity is also quite attractive right now. Furthermore, on a technical basis, late fall and winter seasonal effects should bring a drop in Agency RMBS supply, while the fourth quarter is typically a strong quarter for bank deposit growth and resulting security
1 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
2 Net interest margin represents the weighted average asset yield less the weighted average secured financing cost of funds (including the effect of actual and accrued payments on interest rate swaps used to hedge such financings). Net interest margin excludes the effect of the Catch-up Amortization Adjustment.
3 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.
4 We define our net mortgage assets-to-equity ratio as the net aggregate market value of our mortgage-backed securities (including the underlying market values of our long and short TBA positions) divided by total shareholders' equity. As of September 30, 2023 the market value of our mortgage-backed securities and our net short TBA position was $822.7 million and $(36.1) million, respectively, and total shareholders' equity was $111.5 million.

purchases. I believe that CLO mezzanine debt and equity pair very well with Agency RMBS as complementary strategies that will diversify and help drive EARN’s earnings growth going forward. The investment environment is rich with opportunities, and we are excited to deploy our dry powder.”
Financial Results
The following table summarizes our portfolio of RMBS as of September 30, 2023 and June 30, 2023:

	September 30, 2023					June 30, 2023
($ in thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$34,975	$32,600	93.21	$34,800	99.50	$32,920	$31,529	95.77	$33,107	100.57
20-year fixed-rate mortgages	10,441	9,074	86.91	11,083	106.15	11,040	10,021	90.77	11,707	106.04
30-year fixed-rate mortgages	800,500	726,345	90.74	786,592	98.26	880,519	824,370	93.62	869,023	98.69
ARMs	7,207	7,154	99.26	7,983	110.77	7,282	7,223	99.19	8,076	110.90
Reverse mortgages	15,023	15,335	102.08	17,049	113.49	15,521	15,885	102.35	17,510	112.81
Total Agency RMBS	868,146	790,508	91.06	857,507	98.77	947,282	889,028	93.85	939,423	99.17
Non-Agency RMBS(2)	14,752	12,825	86.94	12,316	83.49	15,276	13,013	85.19	12,602	82.50
Total RMBS(2)	882,898	803,333	90.99	869,823	98.52	962,558	902,041	93.71	952,025	98.91
Agency IOs	n/a	7,845	n/a	6,967	n/a	n/a	7,256	n/a	6,913	n/a
Non-Agency IOs	n/a	11,540	n/a	8,884	n/a	n/a	11,417	n/a	9,065	n/a
Total mortgage-backed securities		$822,718		$885,674			$920,714		$968,003
(1)Expressed as a percentage of current principal balance.
(2)Excludes IOs.
The size of our Agency RMBS holdings decreased by 11% to $790.5 million as of September 30, 2023, compared to $889.0 million as of June 30, 2023. The decline was driven by paydowns, net sales, and net losses. Over the same period, our aggregate holdings of non-Agency RMBS and interest-only securities increased slightly, and we also added $3.8 million of corporate CLOs during the final week of the quarter. Our Agency RMBS portfolio turnover was 19% for the quarter.
Our debt-to-equity ratio, adjusted for unsettled purchases and sales, decreased to 7.3:1 as of September 30, 2023, as compared to 7.6:1 as of June 30, 2023. The decline was primarily due to a decrease in borrowings on our smaller Agency RMBS portfolio, partially offset by lower shareholders' equity. Our net mortgage assets-to-equity ratio increased slightly to 7.1:1 from 7.0:1 over the same time period, as a smaller net short TBA position and the decline in shareholders' equity more than offset a smaller RMBS portfolio.
In the third quarter, Agency RMBS faced the significant headwinds of elevated market volatility and rising long-term interest rates. Yield spreads widened and Agency RMBS significantly underperformed U.S. Treasury securities and interest rate swaps for the quarter, with lower-coupon RMBS exhibiting the most pronounced underperformance.
Net losses on our Agency RMBS and negative net interest income exceeded net gains on our interest rate hedges, while our delta-hedging costs remained high as a result of the elevated interest rate volatility. As a result, we had a net loss overall for the quarter.
Average pay-ups on our specified pool portfolio increased modestly to 1.02% as of September 30, 2023, as compared to 0.98% as of June 30, 2023. During the quarter, we continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. We again ended the quarter with a net short TBA position.
Our non-Agency RMBS portfolio and interest-only securities generated positive results for the quarter, driven by net interest income and net gains. We intend to increase our allocation to non-Agency RMBS and/or corporate CLOs based on market opportunities.
Our net interest margin and Adjusted Distributable Earnings increased quarter over quarter, as continued portfolio turnover boosted our average asset yield. During the quarter, we again benefited from positive carry on our interest rate swap hedges, where we overall receive a higher floating rate and pay a lower fixed rate.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a real estate investment trust that specializes in acquiring, investing in, and managing residential mortgage-related, real estate-related, and other assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Monday, November 13, 2023, to discuss its financial results for the quarter ended September 30, 2023. To participate in the event by telephone, please dial (800) 245-3047 at least 10 minutes prior to the start time and reference the conference ID: EARNQ323. International callers should dial (203) 518-9765 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Monday, November 13, 2023, at approximately 2:00 p.m. Eastern Time through Monday, November 20, 2023 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (888) 562-2817. International callers should dial (402) 220-7354. A replay of the conference call will also be archived on our web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are based on our beliefs, assumptions and expectations of our future operations, business strategies, performance, financial condition, liquidity and prospects, taking into account information currently available to us. These beliefs, assumptions, and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations and strategies may vary materially from those expressed or implied in our forward-looking statements or from our beliefs, expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement its investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, and statements regarding the drivers of our returns. The following factors are examples of those that could cause actual results to vary from those stated or implied by our forward-looking statements: changes in interest rates and the market value of our investments, market volatility, changes in mortgage default rates and prepayment rates, our ability to borrow to finance its assets, changes in government regulations affecting our business, our ability to maintain its exclusion from registration under the Investment Company Act of 1940, our ability to maintain our qualification as a real estate investment trust, or "REIT," and other changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations. Furthermore, as stated above, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K, which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (at www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2023	June 30, 2023	September 30, 2023
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$11,253	$10,070	$30,661
Interest expense	(12,349)	(11,686)	(33,745)
Total net interest income (expense)	(1,096)	(1,616)	(3,084)
EXPENSES
Management fees to affiliate	420	439	1,292
Professional fees	290	407	939
Compensation expense	177	187	545
Insurance expense	95	95	289
Other operating expenses	374	372	1,096
Total expenses	1,356	1,500	4,161
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(19,572)	(11,580)	(46,278)
Net realized gains (losses) on financial derivatives	1,152	24,227	27,122
Change in net unrealized gains (losses) on securities	(15,824)	(1,780)	10,344
Change in net unrealized gains (losses) on financial derivatives	25,276	(6,548)	8,177
Total other income (loss)	(8,968)	4,319	(635)
NET INCOME (LOSS)	$(11,420)	$1,203	$(7,880)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.75)	$0.09	$(0.55)
WEIGHTED AVERAGE SHARES OUTSTANDING	15,199,837	13,935,821	14,273,071
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.24	$0.24	$0.72

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	September 30, 2023	June 30, 2023(2)	December 31, 2022(1)(2)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$39,996	$43,713	$34,816
Securities, at fair value	836,275	921,224	893,509
Due from brokers	27,900	17,031	18,824
Financial derivatives–assets, at fair value	100,948	70,518	68,770
Reverse repurchase agreements	37,103	12,191	499
Receivable for securities sold	16,667	14,528	33,452
Interest receivable	4,995	4,138	3,326
Other assets	552	646	436
Total Assets	$1,064,436	$1,083,989	$1,053,632
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$811,180	$875,030	$842,455
Payable for securities purchased	8,220	30,725	42,199
Due to brokers	71,202	49,787	45,666
Financial derivatives–liabilities, at fair value	8,840	2,481	3,119
U.S. Treasury securities sold short, at fair value	46,326	1,957	498
Dividend payable	1,270	1,150	1,070
Accrued expenses	1,454	1,386	1,097
Management fee payable to affiliate	420	439	423
Interest payable	4,066	4,337	4,696
Total Liabilities	952,978	967,292	941,223
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (15,870,141, 14,378,193 and 13,377,840 shares issued and outstanding, respectively)(3)	159	144	134
Additional paid-in-capital	258,258	248,355	240,940
Accumulated deficit	(146,959)	(131,802)	(128,665)
Total Shareholders' Equity	111,458	116,697	112,409
Total Liabilities and Shareholders' Equity	$1,064,436	$1,083,989	$1,053,632
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$7.02	$8.12	$8.40
(1)Derived from audited financial statements as of December 31, 2022.
(2)Conformed to current period presentation.
(3)Common shares issued and outstanding at September 30, 2023, includes 1,459,028 common shares issued during the third quarter under our at-the-market common share offering program.

Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)
We calculate Adjusted Distributable Earnings as net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding other income or loss items that are of a non-recurring nature, if any. Adjusted Distributable Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps. Adjusted Distributable Earnings also excludes the effect of the Catch-up Amortization Adjustment on interest income. The Catch-up Amortization Adjustment is a quarterly adjustment to premium amortization or discount accretion triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. We believe that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) we believe that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that we believe are less useful in forecasting long-term performance and dividend-paying ability; (ii) we use it to evaluate the effective net yield provided by our portfolio, after the effects of financial leverage; and (iii), we believe that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating our operating performance, and comparing our operating performance to that of our residential mortgage REIT peers. Please note, however, that: (I) our calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by our peers, with the result that these non-GAAP financial measures might not be directly comparable; and (II) Adjusted Distributable Earnings excludes certain items, such as most realized and unrealized gains and losses, that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of our financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
Furthermore, Adjusted Distributable Earnings is different than REIT taxable income. As a result, the determination of whether we have met the requirement to distribute at least 90% of our annual REIT taxable income (subject to certain adjustments) to our shareholders, in order to maintain qualification as a REIT, is not based on whether we have distributed 90% of our Adjusted Distributable Earnings.
In setting our dividends, our Board of Trustees considers our earnings, liquidity, financial condition, REIT distribution requirements, and financial covenants, along with other factors that the Board of Trustees may deem relevant from time to time.
The following table reconciles, for the three-month periods ended September 30, 2023 and June 30, 2023, our Adjusted Distributable Earnings to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	September 30, 2023	June 30, 2023
Net Income (Loss)	$(11,420)	$1,203
Adjustments:
Net realized (gains) losses on securities	19,572	11,580
Change in net unrealized (gains) losses on securities	15,824	1,780
Net realized (gains) losses on financial derivatives	(1,152)	(24,227)
Change in net unrealized (gains) losses on financial derivatives	(25,276)	6,548
Net realized gains (losses) on periodic settlements of interest rate swaps	796	3,942
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	4,913	1,118
Non-recurring expenses	28	60
Negative (positive) component of interest income represented by Catch-up Amortization Adjustment	(46)	376
Subtotal	14,659	1,177
Adjusted Distributable Earnings	$3,239	$2,380
Weighted Average Shares Outstanding	15,199,837	13,935,821
Adjusted Distributable Earnings Per Share	$0.21	$0.17